Shareholder Transaction Expenses:      Annual Fund Operating Expenses:
--------------------------------       ----------------------------------

Maximum Sales Load          0.0%                                      %
                            ----                                     -----
                                       Management Fees               1.00%
Maximum Sales Load on Rein  0.0%       12b-1 Fees                    0.00%
                            ----       Other:
Deferred Sales Load         0.0%         Transfer Agent
                            ----           and Custody               0.04%
                                         Registration                0.00%
Redemption Fee            $0.00          Postage                     0.00%
                          -----          Other Expenses              0.02%
                                                                     -----
Exchange Fee                N/A
                          -----        Total Fund Operating Expenses 1.06%
                                                                     -----
                                       Assumed Annual Return:        5.00%
                                       ---------------------         -----
Computation of Performance Quotations:
Total Return Formula = P(1 + T)n = Ending Redeemable Value of Investment

                                                  (T)
                                              Avg Annual
Initial Investment:          $10,000.00       Total Return
                             ---------       ------------

One Year (n):                   $11920           19.2%
                                ------           -----
Three Year (n):                 $18563           22.9%
                                ------           -----
Five Year (n):                  $26261           21.3%
                                ------           -----
Seven Year (n):                 $33793           19.0%
                                ------           -----
Ten Year (n):                   $50162           17.5%
                                ------           -----
Since Inception (n):           $113832           17.8%
                                ------           -----

                                                                12/31/98
                                                                02/29/84
Inception Date of the Fund: February 29, 1984     Years:  --->   14.85

       AMOUNT     SALES    BEGINNING     NET INV     ENDING       AVERAGE      ANNUAL       AGGREGATE
      INVESTED    LOAD       VALUE        INCOME      VALUE        VALUE       EXPENSES     EXPENSES
YEAR    (1)     (2)=(1)X0  (3)=(1)-(2)  (4)=(3)X5%  (5)=(3)+(4) (6)=(3)+(5)/2 (7)=(6)(1.06%)   (8)
----                                        (-1.06)%
 1    $10,000.00   $0.00    $10,000.00    $394.00   $10,394.00   $10,197.00   $108.09      $108.09

 2                          $10,394.00    $409.52   $10,803.52   $10,598.76   $112.35      $220.44

 3                          $10,803.52     $425.66   $11,229.18   $11,016.25   $116.77     $337.21

 4                          $11,229.18     $442.43   $11,671.61   $11,450.40   $121.37     $458.58

 5                          $11,671.61     $459.86   $12,131.47   $11,901.54   $126.16     $584.74

 6                          $12,131.47     $477.98   $12,609.45   $12,370.46   $131.13     $715.87

 7                          $12,609.45     $496.81   $13,106.27   $12,857.86   $136.29     $852.16

 8                          $13,106.27     $516.39   $13,622.65   $13,364.46   $141.66     $993.82

 9                          $13,622.65     $536.73   $14,159.39   $13,891.02   $147.24     $141.07

10                          $14,159.39     $557.88   $14,717.27   $14,438.33   $153.05     $294.11